                                                Filed Pursuant to Rule 424(b)(3)
                                       of the Securities Act of 1933, as amended


                     BUILDING MATERIALS HOLDING CORPORATION
                            SUPPLEMENT TO PROSPECTUS
                             DATED OCTOBER 10, 1997


     This Prospectus Supplement relates to an aggregate of 230,000 shares of Common Stock covered by this Prospectus, which were issued recently to Logan Lumber Company ("Logan") in connection with the acquisition by the Company of substantially all the assets of Logan. The dollar amount of Logan's sales and assets are not material to the financial condition or results of operations of the Company, and the 230,000 shares issued to Logan represents less than 2% of the Company's outstanding stock. Logan reported that 222,335 shares are being sold in a block trade to Black & Company at a net price of $13.049 per share. The balance of 7,665 shares may be offered from time to time as described under "Securities Covered by this Prospectus".


                 The date of this Supplement is October 13, 1997